Exhibit 5.1

David G. Peinsipp

+1 415 693 2177

dpeinsipp@cooley.com

April 26, 2019

Uber Technologies, Inc.

1455 Market Street, 4th Floor

San Francisco, California 94103

Ladies and Gentlemen:

We have acted as counsel to Uber Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion, in connection with the filing by the Company of a Registration Statement (No. 333-230812) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 207,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.00001 per share (“Common Stock”), which consists of (i) up to 180,000,000 Shares to be sold by the Company (the “Company Shares”) and (ii) up to 27,000,000 Shares that may be sold by the selling stockholders identified in such Registration Statement pursuant to the exercise of an option to purchase additional Shares granted to the underwriters (collectively, the “Stockholder Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect immediately following the closing of the Offering and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that Shares will be sold at a price authorized by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000    f: (415) 693-2222    cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares have been validly issued and are fully paid and nonassessable, except with respect to 12,525,912 Stockholder Shares that may be sold by certain selling stockholders, which will be validly issued, fully paid and non-assessable upon conversion of certain outstanding shares of preferred stock of the Company into shares of Common Stock in accordance with the provisions of the Certificate.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000    f: (415) 693-2222    cooley.com